Exhibit 99.1

CorMedix Announces Enrollment and Dosing of First Patient in Phase 3 Neutrolin® Trial in Hemodialysis

BEDMINSTER, N.J., Dec. 14, 2015 /PRNewswire/ -- CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of inflammatory and infectious diseases, today announced that the first patient has been enrolled and dosed in the LOCK-IT-100 (Catheter Lock Solution Investigational Trial) Phase 3 clinical study. The LOCK-IT-100 study will assess the efficacy and safety of Neutrolin® in preventing catheter-related bloodstream infections (CRBSIs) in subjects receiving hemodialysis therapy as treatment for end stage renal disease to support marketing approval in the United States.

"The start of our pivotal Phase 3 registration trial in the United States is a major milestone for CorMedix," said Randy Milby, Chief Executive Officer of CorMedix. "The U.S. Food and Drug Administration (FDA) has designated Neutrolin as a Qualified Infectious Disease Product (QIDP), which provides an additional five years of market exclusivity in addition to the five years granted for a New Chemical Entity, and granted fast track, highlighting the large unmet need to prevent infections in the U.S. healthcare system."

Despite all the recent improvements and initiatives in infection hygiene, there are 250,000 catheter-related blood stream infections in the United States annually with mortality rates of 20 to 25 percent. Catheter-related bloodstream infections result in extensive morbidity and mortality and prolonged hospital stays. It is estimated that there are approximately 127 million catheter days in hemodialysis in the United States per year.

Neutrolin is a novel formulation of taurolidine, citrate and heparin 1000 u/ml that provides a preventative solution, decreases the threat of infection and thrombosis to keep catheters operating safely and efficiently by optimizing catheter blood flow while minimizing infections in oncology, hemodialysis, and intensive care patients. Neutrolin has CE mark approval for use in the European Union.

"The potential to reduce or prevent complications from long-term catheter use in patients with end stage renal disease would improve quality of life for these patients with complex medical needs," said Dr. Michael Allon, Professor of Medicine in the Division of Nephrology at the University of Alabama at Birmingham, and co-investigator of the CorMedix LOCK-IT-100 study. "Neutrolin could be a significant step forward in central venous catheter care."

About the LOCK-IT-100 Trial

This Phase 3, prospective, multicenter, randomized, double-blind, placebo-controlled, active control study aims to demonstrate the efficacy and safety of Neutrolin in preventing CRBSIs in subjects receiving hemodialysis therapy as treatment for end stage renal disease.

The primary endpoint for the study is freedom from CRBSIs. The study will evaluate whether Neutrolin is superior to the active control heparin or normal saline control by documenting the incidence of CRBSI and the time until the occurrence of CRBSI. Key secondary endpoints are catheter patency which is defined as required use of tissue plasminogen activating factor (tPA) or removal of catheter due to dysfunction and catheter removal for any reason. An exploratory endpoint of biofilm analysis will evaluate the first 200 catheters removed.

Dr. Albert Matalon, a nephrologist and Associate Medical Director of Lower Manhattan Dialysis, CorMedix's first dialysis site commented, "We are excited to have our four dialysis site locations participate in the inaugural first patient in CorMedix's LOCK-IT-100 Trial. We hope we can contribute to CorMedix's effort to improve outcomes in central venous catheter care in dialysis patients."

About Neutrolin

Neutrolin is a novel formulation of taurolidine, citrate and heparin 1000 u/ml that provides a combination preventative solution, decreases the threat of infection and thrombosis to keep catheters operating safely and efficiently by optimizing catheter blood flow while minimizing infections in oncology, hemodialysis, and intensive care patients. Neutrolin has CE mark approval for use in the European Union.  Patients receive medication after every dialysis session which is typically three times per week to maintain catheter patency and prevent bloodstream infections.  The U.S. Food and Drug Administration (FDA) has designated Neutrolin as a Qualified Infectious Disease Product (QIDP), which provides an additional five years of market exclusivity in addition to the five years granted for a New Chemical Entity. Of note is the recent release of the end stage renal disease Prospective Payment System final rule from the Centers for Medicare & Medicaid Services (CMS), as it proposed an approach to pay for new drugs that suggests the agency is open to considering alternative reimbursement schemes for products that have been designated as priorities by the FDA under the GAIN Act or the Qualified Infectious Disease Product (QIDP) Act. CorMedix will be working with CMS to discuss Neutrolin specifically and hope to position it favorably in light of its potential to reduce infections and lower healthcare system costs.  The FDA also has granted Fast Tack designation to Neutrolin in recognition of the potential to address unmet medical need.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter-related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval. For more information, visit www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, should be considered forward-looking. Risks applicable to CorMedix are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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CONTACT: Investors: CorMedix Inc., Randy Milby, (908) 517-9489; or Media: Mike Beyer, Sam Brown Inc., (312) 961-2502, mikebeyer@sambrown.com